Exhibit 23.8

CONSENT OF THOMAS DYER

The undersigned, Thomas Dyer , hereby states as follows:

I, Thomas Dyer, assisted with the preparation of the “Feasibility Study Update, NI 43-101 Technical Report, Vista Gold Corp., Paredones Amarillos Gold Project, Baja California Sur, Mexico” dated September 1, 2009,  (the Paredones Amarillos Gold Project has since been renamed the “Los Cardones Gold Project) for Vista Gold Corp. (the “Company”), “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011 and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012, (together all such reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

I hereby consent to the Summary Material and the reference to my name in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-172826, 333-180154 and 333-184191) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019, 333-176792) of the Summary Material concerning the Technical Reports, including the reference to Paredones Amarillos Gold Project (since renamed the Concordia Gold Project) and the Mt. Todd Gold Project included with such information, and the reference to my name as set forth above in the Form 10-K.

Date: March 11, 2013	By:	/s/ Thomas Dyer

Name: Thomas Dyer